Allstate Life Insurance Company Of New York

A Stock Company

Home Office: {100 Motor Parkway, Hauppauge, New York, 11788-5107}

Flexible Premium Variable Adjustable Life Insurance Policy

Insured:	{John Doe}
Owner:	{John Doe}
Payment Class:	{Preferred Non-smoker}	Face Amount:	{$100,000}
Issue Age:	{35}	Issue Date:	{11/01/2007}
Sex:	{Male}	Monthly Activity Day:	{1st Day of the Month}
Policy Number:	{Specimen}	Death Benefit Option	{1}

THIS IS A LEGAL CONTRACT—READ IT CAREFULLY

Allstate Life Insurance Company of New York promises to pay the death benefit upon receipt of due proof of death of the insured, subject to the terms and conditions of this policy. Minimum initial payment is required for this policy to be in force. Premium payments are flexible for life. The flexible premium payments are payable until the insured’s attained age 121, except as required to keep the policy in force beyond the insured’s attained age 121. The method for determining the amount of insurance payable at death is described in the death benefit provision of this policy.

The amount or duration of the death benefit provided by this policy when based on the investment experience of the separate account is variable and not guaranteed as to a fixed dollar amount. The policy value resulting from premiums allocated to the separate account will decrease and increase based on the investment experience of the separate account. This policy does not pay dividends.

This policy may not qualify as life insurance after the insured’s attained age 121 and may be subject to adverse tax consequences. A tax advisor should be consulted before choosing to continue the policy beyond the insured’s attained age 121.

Please examine the application. We issued this policy based upon the answers in the application (copy included). If all answers are not complete and true, this policy may be affected. If you have any questions about this policy, please contact us at {1-800-525-9287}.

Right to Examine the Policy

You may cancel this policy by returning it to Allstate Life Insurance Company of New York, or our agent, within 31 days after you receive it. Upon such delivery or mailing of the cancelled policy, the policy will be void as of the issue date. Return of the policy by mail is effective on being postmarked, properly addressed and postage prepaid. We will return all payments, less any policy debt and/or withdrawals, made for this policy to you, unless this policy is replacing an existing life insurance policy or annuity contract.

If this policy is a replacement of an existing policy or contract as defined by state law, you may cancel it within 60 days after you receive it by returning it to Allstate Life Insurance Company of New York, or our agent as described above. Upon receipt of your cancellation request, we will return to you a payment of the cash surrender benefits provided under the policy or contract, plus the amount of all other charges deducted from gross considerations or imposed under the policy or contract.

By:	/s/ Michael J. Velotta	By:	/s/ James E. Hohmann
	Secretary		Chairman of the Board & President

NYLU727	Page 1

Table of Contents

Policy Data	Page 3
Definitions	Page 7
Death Benefit	Page 9
Beneficiary	Page 10
Ownership	Page 10
Premium Payment	Page 13
Account Provisions	Page 14
Policy Value	Page 14
Surrender Value	Page 16
Loans	Page 18
Other Terms of Your Policy	Page 19
Application	Insert
Riders (if any)	Insert

NYLU727	Page 2

Policy Data

Insured:	{John Doe}
Owner:	{John Doe}
Payment Class:	{Preferred Non- smoker}	Face Amount:	{$100,000}
Issue Age:	{35}	Issue Date:	{11/01/2007}
Sex:	{Male}	Monthly Activity Day:	{1st Day of the Month}
Policy Number:	{Specimen}	Death Benefit Option	{1}

Benefit Description

Base Policy	Expiry Date*
Flexible Premium Variable Adjustable Life Insurance	Life

Riders
{Accelerated Death Benefit Rider - Terminal Illness}	Life
{Overloan Protection Rider }	Life
{Accidental Death Benefit Rider - $100,000.00 The cost of this benefit is $8.33 per month}	{11/01/2042}
{Children’s Level Term Insurance Rider – $10,000.00 The cost of this benefit is $5.00 per month.}	{11/01/2037}
{Continuation of Payment Rider Monthly Disability Benefit - $100.00 The cost of this benefit is $4.32 per month}	{11/01/2032}
{Primary Insured Term Insurance Rider }	(See page 6A for details.)
{Additional Insured Term Insurance Rider }	(See page 6A for details.)
{Coverage Guarantee Rider The cost of this benefit is $1.00 per month.}	See Payment Information for details

* Benefits shown may not be in effect to the expiry date listed as current cost of insurance and interest rates are not guaranteed, the investment performance of the funds in the separate account may be negative, policy loans and partial withdrawals may be taken. In addition, if premiums are not paid as planned the benefits listed may not reach the expiry date listed.

NYLU727

Payment Information

Minimum Initial Payment	{$972.40}
Planned {Annual} Payment	{$1841.44}

The monthly premium amounts below, if paid on or before each monthly activity day, will guarantee to keep this policy in force through the expiry date. See the Safety Net Premium provision {and Coverage Guarantee Rider} for details.

Guarantee	Monthly Premium Amount	Expiry Date
Safety Net Premium	{$81.03}	{11/01/2017}
{Extended Coverage}	{$153.45}	{11/01/2042}
{Lifetime Coverage}	{N/A}	{Life}

This policy may lapse even if planned payments are paid, due to the fact that current cost of insurance and interest rates are not guaranteed, policy loans and partial withdrawals may be taken, there may be changes in the death benefit option, and there may be requested changes to the face amount.

Interest Rates

Minimum Guaranteed Annual Interest Rate	{3.00%}

Minimum Guaranteed Monthly Interest Rate	{0.246627%}

Annual Loan Credited Rate	{3.00%}

Annual Loan Interest Rate Charges

On Preferred Loans	{3.00%}
On Standard Loans	{4.00%}

Minimum Transaction Amounts

Minimum Partial Withdrawal Amount	{$250.00}

Minimum Loan Amount	{$250.00}

Minimum Transfer Amount	{$100.00}

Page 3a

NYLU727

Expense and Surrender Charges

Expense Charges:

Maximum Annual Mortality and Expense Risk Charge
Policy Years 1-10	{0.70%}
Policy Years 11+	{0.30%}

Maximum Monthly Policy Fee	{$15.00}

Maximum Premium Expense Charge	{5.25%}

Monthly Administrative Expense Charge: Tier 1

Policy Year 1-10	{$9.00}
Policy Year 11+	{$0.00}

Monthly Administrative Expense Charge: Tier 2

Policy Year 1-10	{$0.00}
Policy Year 11+	{$0.00}

Partial Withdrawal Service Fee	{$25.00}

Surrender Charges{*}:

Policy	Amount of	Policy	Amount of
Year	Charge	Year	Charge
1	${1137.00}	6	${830.01}
2	{1057.41}	7	{784.53}
3	{989.19}	8	{682.20}
4	{932.34}	9	{454.80}
5	{875.49}	10	{227.40}
		11	{0.00}

Page 3b

NYLU727

Surrender Charge Factors

Issue	Male	Male	Male	Male	Male	Issue	Male	Male	Male	Male	Male
Age	PE	P-NS	Std. NS	P-SM	Juvenile/Std. SM	Age	PE	P-NS	Std. NS	P-SM	Std. SM
0	n/a	n/a	n/a	n/a	3.92	41	16.05	16.05	16.05	19.74	19.74
1	n/a	n/a	n/a	n/a	3.92	42	17.46	17.46	17.46	20.87	20.87
2	n/a	n/a	n/a	n/a	3.92	43	18.40	18.40	18.40	22.27	22.27
3	n/a	n/a	n/a	n/a	4.00	44	19.85	19.85	19.85	23.76	23.76
4	n/a	n/a	n/a	n/a	4.09	45	20.98	20.98	20.98	25.30	25.30
5	n/a	n/a	n/a	n/a	4.16	46	21.92	21.92	21.92	26.67	26.67
6	n/a	n/a	n/a	n/a	4.25	47	22.68	22.68	22.68	27.82	27.82
7	n/a	n/a	n/a	n/a	4.36	48	24.10	24.10	24.10	29.23	29.23
8	n/a	n/a	n/a	n/a	4.47	49	25.91	25.91	25.91	31.04	31.04
9	n/a	n/a	n/a	n/a	4.59	50	27.15	27.15	27.15	33.05	33.05
10	n/a	n/a	n/a	n/a	4.73	51	28.47	28.47	28.47	35.14	35.14
11	n/a	n/a	n/a	n/a	4.85	52	29.85	29.85	29.85	37.32	37.32
12	n/a	n/a	n/a	n/a	5.00	53	31.35	31.35	31.35	39.91	39.91
13	n/a	n/a	n/a	n/a	5.13	54	33.09	33.09	33.09	42.67	42.67
14	n/a	n/a	n/a	n/a	5.27	55	35.21	35.21	35.21	45.63	45.63
15	n/a	n/a	n/a	n/a	5.37	56	36.45	36.45	36.45	48.54	48.54
16	n/a	n/a	n/a	n/a	5.51	57	38.15	38.15	38.15	48.47	48.47
17	n/a	n/a	n/a	n/a	5.63	58	40.10	40.10	40.10	49.00	49.00
18	5.75	5.75	5.75	8.20	8.20	59	42.16	42.16	42.16	49.00	49.00
19	5.87	5.87	5.87	8.46	8.46	60	44.36	44.36	44.36	49.00	49.00
20	5.99	5.99	5.99	8.68	8.68	61	n/a	46.70	46.70	49.00	49.00
21	6.12	6.12	6.12	8.96	8.96	62	n/a	49.00	49.00	49.00	49.00
22	6.25	6.25	6.25	9.24	9.24	63	n/a	49.00	49.00	49.00	49.00
23	6.41	6.41	6.41	9.58	9.58	64	n/a	49.00	49.00	49.00	49.00
24	6.57	6.57	6.57	9.94	9.94	65	n/a	49.00	49.00	49.00	49.00
25	6.82	6.82	6.82	10.33	10.33	66	n/a	49.00	49.00	49.00	49.00
26	7.13	7.13	7.13	10.74	10.74	67	n/a	49.00	49.00	49.00	49.00
27	7.43	7.43	7.43	11.20	11.20	68	n/a	49.00	49.00	49.00	49.00
28	7.65	7.65	7.65	11.70	11.70	69	n/a	49.00	49.00	49.00	49.00
29	8.09	8.09	8.09	12.28	12.28	70	n/a	49.00	49.00	49.00	49.00
30	8.52	8.52	8.52	12.91	12.91	71	n/a	49.00	49.00	49.00	49.00
31	8.82	8.82	8.82	13.38	13.38	72	n/a	49.00	49.00	49.00	49.00
32	9.34	9.34	9.34	13.86	13.86	73	n/a	49.00	49.00	49.00	49.00
33	10.00	10.00	10.00	14.32	14.32	74	n/a	49.00	49.00	49.00	49.00
34	10.60	10.60	10.60	14.78	14.78	75	n/a	49.00	49.00	49.00	49.00
35	11.37	11.37	11.37	15.41	15.41	76	n/a	49.00	49.00	49.00	49.00
36	11.89	11.89	11.89	16.06	16.06	77	n/a	49.00	49.00	49.00	49.00
37	12.53	12.53	12.53	16.76	16.76	78	n/a	49.00	49.00	49.00	49.00
38	13.19	13.19	13.19	17.42	17.42	79	n/a	49.00	49.00	49.00	49.00
39	14.18	14.18	14.18	18.13	18.13	80	n/a	49.00	49.00	49.00	49.00
40	14.88	14.88	14.88	18.90	18.90

NYLU727

Surrender Charge Percentages

Male Preferred Elite

	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year
Age	1	2	3	4	5	6	7	8	9	10	11
18-40	1.00	0.93	0.87	0.82	0.77	0.73	0.69	0.60	0.40	0.20	0.00
41-45	1.00	0.93	0.87	0.82	0.77	0.71	0.59	0.46	0.32	0.18	0.00
46-50	1.00	0.85	0.80	0.76	0.70	0.60	0.50	0.39	0.27	0.14	0.00
51-55	1.00	0.78	0.73	0.68	0.61	0.53	0.43	0.33	0.22	0.11	0.00
56-60	1.00	0.69	0.64	0.58	0.52	0.44	0.37	0.28	0.19	0.08	0.00

Male Preferred Non-Smoker

	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year
Age	1	2	3	4	5	6	7	8	9	10	11
18-40	1.00	0.93	0.87	0.82	0.77	0.73	0.69	0.60	0.40	0.20	0.00
41-45	1.00	0.93	0.87	0.82	0.77	0.71	0.59	0.46	0.32	0.18	0.00
46-50	1.00	0.85	0.80	0.76	0.70	0.60	0.50	0.39	0.27	0.14	0.00
51-55	1.00	0.78	0.73	0.68	0.61	0.53	0.43	0.33	0.22	0.11	0.00
56-65	1.00	0.69	0.64	0.58	0.52	0.44	0.37	0.28	0.19	0.08	0.00
66-80	0.61	0.56	0.51	0.43	0.35	0.30	0.24	0.18	0.11	0.04	0.00

Male Standard Non-Smoker

	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year
Age	1	2	3	4	5	6	7	8	9	10	11
18-40	1.00	0.93	0.87	0.82	0.77	0.73	0.69	0.60	0.40	0.20	0.00
41-45	1.00	0.93	0.87	0.82	0.77	0.71	0.59	0.46	0.32	0.18	0.00
46-50	1.00	0.85	0.80	0.76	0.70	0.60	0.50	0.39	0.27	0.14	0.00
51-55	1.00	0.78	0.73	0.68	0.61	0.53	0.43	0.33	0.22	0.11	0.00
56-65	1.00	0.69	0.64	0.58	0.52	0.44	0.37	0.28	0.19	0.08	0.00
66-80	0.61	0.56	0.51	0.43	0.35	0.30	0.24	0.18	0.11	0.04	0.00

Male Preferred Smoker

	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year
Age	1	2	3	4	5	6	7	8	9	10	11
18-35	1.00	0.93	0.87	0.82	0.77	0.73	0.69	0.58	0.40	0.20	0.00
36-40	1.00	0.93	0.87	0.82	0.77	0.73	0.69	0.54	0.38	0.20	0.00
41-45	1.00	0.93	0.87	0.82	0.77	0.73	0.60	0.46	0.31	0.15	0.00
46-50	1.00	0.86	0.83	0.80	0.77	0.66	0.54	0.41	0.27	0.12	0.00
51-70	1.00	0.76	0.74	0.71	0.68	0.58	0.47	0.35	0.22	0.08	0.00
71-80	0.87	0.76	0.74	0.71	0.68	0.58	0.47	0.35	0.22	0.08	0.00

Male Smoker

	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year
Age	1	2	3	4	5	6	7	8	9	10	11
18-35	1.00	0.93	0.87	0.82	0.77	0.73	0.69	0.58	0.40	0.20	0.00
36-40	1.00	0.93	0.87	0.82	0.77	0.73	0.69	0.54	0.38	0.20	0.00
41-45	1.00	0.93	0.87	0.82	0.77	0.73	0.60	0.46	0.31	0.15	0.00
46-50	1.00	0.86	0.83	0.80	0.77	0.66	0.54	0.41	0.27	0.12	0.00
51-70	1.00	0.76	0.74	0.71	0.68	0.58	0.47	0.35	0.22	0.08	0.00
71-80	0.87	0.76	0.74	0.71	0.68	0.58	0.47	0.35	0.22	0.08	0.00

Male Juvenile

	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year	Year
Age	1	2	3	4	5	6	7	8	9	10	11
0-17	1.00	0.93	0.87	0.82	0.77	0.73	0.69	0.58	0.40	0.20	0.00

Page 4A

NYLU727

Guaranteed Maximum Monthly Cost of Insurance

Policy	Rate	Policy	Rate	Policy	Rate
Year	Per $1,000	Year	Per $1,000	Year	Per $1,000
{1}	{0.09333}	{34}	{1.75916}	{67}	{32.18250}
{2}	{0.09750}	{35}	{1.91916}	{68}	{33.72750}
{3}	{0.10333}	{36}	{2.10583}	{69}	{35.37000}
{4}	{0.11083}	{37}	{2.33250}	{70}	{37.10583}
{5}	{0.11750}	{38}	{2.59750}	{71}	{38.93416}
{6}	{0.12666}	{39}	{2.87666}	{72}	{40.87500}
{7}	{0.13750}	{40}	{3.17666}	{73}	{42.93416}
{8}	{0.15083}	{41}	{3.50333}	{74}	{45.11916}
{9}	{0.16666}	{42}	{3.87166}	{75}	{47.43500}
{10}	{0.18416}	{43}	{4.30000}	{76}	{49.88750}
{11}	{0.20333}	{44}	{4.79750}	{77}	{52.48583}
{12}	{0.22250}	{45}	{5.35500}	{78}	{55.23583}
{13}	{0.23833}	{46}	{5.97666}	{79}	{58.14583}
{14}	{0.25083}	{47}	{6.65250}	{80}	{61.22083}
{15}	{0.26666}	{48}	{7.36833}	{81}	{64.46916}
{16}	{0.28750}	{49}	{8.15000}	{82}	{67.89666}
{17}	{0.31416}	{50}	{9.01916}	{83}	{71.51083}
{18}	{0.34666}	{51}	{9.98583}	{84}	{75.31666}
{19}	{0.38416}	{52}	{11.04916}	{85}	{79.30583}
{20}	{0.43166}	{53}	{12.19833}	{86}	{83.33333}
{21}	{0.48500}	{54}	{13.42000}
{22}	{0.54000}	{55}	{14.70166}
{23}	{0.59333}	{56}	{15.97833}
{24}	{0.64666}	{57}	{17.23500}
{25}	{0.70916}	{58}	{18.55166}
{26}	{0.78500}	{59}	{19.94000}
{27}	{0.87750}	{60}	{21.40250}
{28}	{0.98500}	{61}	{22.85083}
{29}	{1.10250}	{62}	{24.26500}
{30}	{1.22500}	{63}	{25.77166}
{31}	{1.35250}	{64}	{27.37833}
{32}	{1.48166}	{65}	{29.09250}
{33}	{1.61666}	{66}	{30.73000}

NYLU727

Schedule of Primary Insured Term Rider Benefits

Policy Number {Specimen}

Primary Insured	Benefit	Expiry Date
{John Doe}	{$100,000.00} Primary Insured Term Rider	{11/01/2052}

Age: {35}

Sex: {Male}

Payment Class: {Preferred Non-Smoker}

Guaranteed Monthly Cost of Insurance

Policy	Rate	Policy	Rate
Year	Per $1,000	Year	Per $1,000
{1}	{0.09333}	{34}	{1.75916}
{2}	{0.09750}	{35}	{1.91916}
{3}	{0.10333}	{36}	{2.10583}
{4}	{0.11083}	{37}	{2.33250}
{5}	{0.11750}	{38}	{2.59750}
{6}	{0.12666}	{39}	{2.87666}
{7}	{0.13750}	{40}	{3.17666}
{8}	{0.15083}	{41}	{3.50333}
{9}	{0.16666}	{42}	{3.87166}
{10}	{0.18416}	{43}	{4.30000}
{11}	{0.20333}	{44}	{4.79750}
{12}	{0.22250}	{45}	{5.35500}
{13}	{0.23833}	{46}	{5.97666}
{14}	{0.25083}	{47}	{6.65250}
{15}	{0.26666}	{48}	{7.36833}
{16}	{0.28750}	{49}	{8.15000}
{17}	{0.31416}	{50}	{9.01916}
{18}	{0.34666}	{51}	{9.98583}
{19}	{0.38416}	{52}	{11.04916}
{20}	{0.43166}	{53}	{12.19833}
{21}	{0.48500}	{54}	{13.42000}
{22}	{0.54000}	{55}	{14.70166}
{23}	{0.59333}	{56}	{15.97833}
{24}	{0.64666}	{57}	{17.23500}
{25}	{0.70916}	{58}	{18.55166}
{26}	{0.78500}	{59}	{19.94000}
{27}	{0.87750}	{60}	{21.40250}
{28}	{0.98500}	{61}	{22.85083}
{29}	{1.10250}	{62}	{24.26500}
{30}	{1.22500}	{63}	{25.77166}
{31}	{1.35250}	{64}	{27.37833}
{32}	{1.48166}
{33}	{1.61666}

Page 6A

NYLU727

Schedule of Additional Insured Term Rider Benefits

Policy Number {Specimen}

Additional Insured	Benefit	Expiry Date
{Jane Doe}	{$100,000.00} Additional Insured Term Rider	{11/01/2052}

Age: {35}

Sex: {Female}

Payment Class: {Preferred Non-Smoker}

Guaranteed Monthly Cost of Insurance

Policy	Rate	Policy	Rate
Year	Per $1,000	Year	Per $1,000
{1}	{0.07666}	{34}	{1.23333}
{2}	{0.08250}	{35}	{1.34333}
{3}	{0.08750}	{36}	{1.46750}
{4}	{0.09166}	{37}	{1.60916}
{5}	{0.09666}	{38}	{1.76416}
{6}	{0.10250}	{39}	{1.93333}
{7}	{0.10916}	{40}	{2.12083}
{8}	{0.11666}	{41}	{2.32666}
{9}	{0.12583}	{42}	{2.55250}
{10}	{0.13666}	{43}	{2.80250}
{11}	{0.14916}	{44}	{3.07500}
{12}	{0.16416}	{45}	{3.37416}
{13}	{0.18166}	{46}	{3.74583}
{14}	{0.20083}	{47}	{4.20250}
{15}	{0.22250}	{48}	{4.68583}
{16}	{0.24666}	{49}	{5.19333}
{17}	{0.27416}	{50}	{5.75916}
{18}	{0.30500}	{51}	{6.33250}
{19}	{0.33750}	{52}	{7.01000}
{20}	{0.37166}	{53}	{7.84666}
{21}	{0.41083}	{54}	{8.72916}
{22}	{0.45333}	{55}	{9.60750}
{23}	{0.49833}	{56}	{10.25416}
{24}	{0.54500}	{57}	{10.87250}
{25}	{0.59250}	{58}	{11.89750}
{26}	{0.64250}	{59}	{13.28666}
{27}	{0.69750}	{60}	{15.01666}
{28}	{0.75583}	{61}	{16.89916}
{29}	{0.81750}	{62}	{18.75333}
{30}	{0.88500}	{63}	{19.95666}
{31}	{0.96000}	{64}	{20.61000}
{32}	{1.04166}
{33}	{1.13250}

Page 6A

NYLU727

Definitions

When these words are used in this policy, they have the meaning stated:

Application - The application that was signed by you requesting this policy.

Company (we, us, our) - Allstate Life Insurance Company of New York.

Face Amount - The initial death benefit, shown on the Policy Data pages, adjusted for any changes in accordance with the terms of this policy.

Fixed Account - The portion of policy value allocated to our general account.

General Account – Our company assets other than assets in separate accounts established pursuant to the insurance laws for New York.

In Force - The coverage provided by this policy is in effect.

Increase Age - The age of the insured as of the effective date of an increase in face amount, determined by the insured’s last birthday.

Insured - The person whose life is covered by this policy as shown on the Policy Data pages.

Issue Age - The age of the insured at the time this policy was issued (issue date) determined by the insured’s last birthday.

Issue Date - The date the policy is issued, as shown on the Policy Data pages. It is used to determine policy years and policy months in the policy.

Loan Account - An account established for amounts transferred from the sub-accounts and the fixed account as security for outstanding policy loans.

Minimum Initial Payment – The minimum premium that must be paid to issue the policy.

Monthly-Automatic Payment - A method of making payments each month automatically; for example, by bank draft or salary deduction.

Monthly Activity Day - The day of the month on which deductions are made. This date is shown on the Policy Data pages. If a month does not have that day, the deduction will be made the last day of that month.

Net Amount at Risk - The amount determined by subtracting (1) from (2) where:

1)	Is the policy value, less any outstanding policy debt.

2)	Is the death benefit.

Net Investment Factor - An index applied to measure the net investment performance of a sub-account from one valuation date to the next. It is used to determine the policy value of a sub-account in any valuation period.

Net Premium - The premium paid less the premium expense charge.

Net Surrender Value - The amount you would receive upon surrender of this policy, equal to the surrender value less any policy debt.

NYLU727	Page 7

Payment Class - The class into which the insured is placed, determined by our guidelines for providing insurance coverage.

Policy Anniversary - The same day and month as your issue date for each subsequent year your policy remains in force.

Policy Data - The pages of this policy that identify specific information about the insured and the benefits.

Policy Debt - The sum of all unpaid policy loans and accrued interest.

Policy Month - A one-month period beginning on the same day of the month as the issue date of the policy.

Policy Value - The sum of the values of your interests in the sub-accounts of the separate account plus the value of the fixed account and the loan account. The amount from which monthly deductions are made and the death benefit is determined.

Policy Year - A twelve-month period beginning on a policy anniversary.

Portfolios - The underlying fund(s) (or investment series thereof) in which the sub-accounts invest.

Rider - An additional benefit we are providing.

Safety Net Period - The period of time the policy is guaranteed to stay in force based on the payment of the safety net premium.

Separate Account - A segregated investment account of the company entitled Allstate Life of New York Variable Life Separate Account A.

Sub-Account - A subdivision of the separate account invested wholly in shares of one of the portfolios.

Surrender Value - The policy value less any applicable surrender charges.

Valuation Date - Each day the New York Stock Exchange (“NYSE”) is open for business.

Valuation Period - The period commencing at the close of normal trading on the NYSE (currently 4:00 p.m. Eastern time) on each valuation date and ending at the close of the NYSE on the next succeeding valuation date.

You, Your - The person(s) having the rights of ownership defined in the policy.

NYLU727	Page 8

Death Benefit

If the insured dies while this policy is in force, we will pay the death benefit when we have received due proof of death, subject to the terms and conditions of this policy and any applicable state requirements. The death benefit will be reduced by any outstanding policy debt.

Death Benefit Option

While the insured is alive, you may choose between two death benefit options.

If you select Option 1, the death benefit will be the greater of:

1)	The face amount on the date of death; or

2)	The percentage of the policy value shown in the Compliance With Federal Laws provision.

If you select Option 2, the death benefit will be the greater of:

1)	The face amount plus the policy value on the date of death; or

2)	The percentage of the policy value shown in the Compliance With Federal Laws provision.

The initial death benefit option selected by you is stated in the application. If no death benefit option is selected at the time of application, the death benefit option will be Option 1.

Change of Death Benefit Option

At any time after the first policy year, you may request to change the death benefit option by writing to us. If you ask to change from Option 2 to Option 1, the face amount will be increased by the amount of the policy value. If you ask to change from Option 1 to Option 2, the face amount will be decreased by the amount of the policy value.

The change will take effect on the monthly activity day after the date we receive the written request. We will provide to you an endorsement showing the actual start date of the death benefit option change and the new face amount. We reserve the right to limit the frequency of the death benefit option changes made under this policy.

Change of Face Amount

At any time after the first policy year, you may request either of the following changes by writing us. The change will take effect on the monthly activity day after the date we approve the request:

1)

Increasing the face amount. You must submit a new application for an increase in face amount. We will require due proof that the insured is still insurable. The cost of insurance for the increase will be based on the payment class we determine. An increase will take effect on the monthly activity day after the date we approve the increase. We reserve the right to limit the amount of any increases made under this policy. The minimum increase amount is $10,000. An increase is not allowed after the maximum issue age. The face amount may not be increased more than once in any 12-month period.

2)

Decreasing the face amount. A decrease will take effect on the monthly activity day after the date we approve the request. A decrease in face amount will first be applied against the most recent increase successively and finally to the initial face amount. The face amount in effect after a decrease must be at least $100,000. This minimum amount does not apply to a decrease due to a death benefit change from Option 1 to Option 2.

NYLU727	Page 9

A face amount decrease resulting from a partial withdrawal from net surrender value may not reduce the face amount below $25,000.

Beneficiary

Subject to the terms and conditions of this policy, the beneficiary will receive the death benefit when the insured dies and we have received due proof of death. The beneficiary is as stated in the application unless changed.

The two classes of beneficiaries are primary beneficiaries and contingent beneficiaries. Primary and contingent beneficiaries are individually and collectively referred to in this policy as “beneficiaries.” The beneficiaries will receive the death benefit in the following order:

1)	Primary beneficiary

2)	Contingent beneficiary.

The primary beneficiary is the beneficiary(ies) who is first entitled to receive benefits under this policy upon the death of the insured. In order to receive the death benefit, the beneficiary must be living on the earlier of:

1)	The day we receive due proof of the insured’s death; or

2)	The 15th day past the insured’s death.

If the beneficiary does not survive the insured in accordance with these requirements, we will pay the death benefit as if the beneficiary were not living when the insured dies. Unless otherwise provided, if none of the named beneficiaries are living when the insured dies, the death benefit will be paid to you, if living, otherwise to your estate.

We will pay the death benefit to the beneficiaries according to the most recent written instruction we have accepted from you. We will pay the death benefit in equal shares to the named beneficiaries in the same class who are to share the funds if we do not receive any written instructions regarding the amount each beneficiary is to receive. If there is more than one beneficiary in a class and one of the beneficiaries predeceases the insured, the death benefit will be paid in equal shares to the surviving beneficiaries in that class.

You may change or add beneficiaries during the insured’s lifetime by written request in a form satisfactory to us, unless you have designated an irrevocable beneficiary. You must file the request with us. Upon acceptance by us, the change will take effect on the date you signed the request, subject to any payments made or actions taken by us prior to our receipt of the written request.

If you name one or more irrevocable beneficiaries, no change in the beneficiaries and no changes that affect policy values may be made without their consent. Inadvertent acceptance by us of beneficiary changes not consented to by the irrevocable beneficiaries shall not change the irrevocable beneficiaries.

No beneficiary has any rights in this policy until the insured dies.

Ownership

The insured is the owner if no other person is named in the application as owner. The owner controls the policy during the lifetime of the insured. Unless you provide otherwise, as owner, you may exercise all rights granted by the policy without the consent of anyone else. If the last named owner dies before the insured, then any contingent owner is the new owner. If no owner named in this policy is living, then the owner will be the estate of the last named owner.

NYLU727	Page 10

You may name a new owner by written request in a form satisfactory to us. We may establish a limit on the maximum number of owners. You must file the request with us. Upon acceptance by us, it is effective as of the date you signed the request, subject to any action we have taken before we accepted it.

Assignment

You may assign this policy or an interest in it to another. You must do so in writing and file the assignment with us. No assignment is binding on us until we accept it. When we accept it, your rights and those of the beneficiary will be subject to the assignment. We are not responsible for the validity of any assignment you make.

Premium Payment

Payments

Premiums for this policy are referred to as payments. The planned payment, minimum initial payment and the time between payments are shown on the Policy Data pages. The amount you pay will affect the policy value. If you pay too little, the policy may lapse subject to the grace period.

Payments are flexible. This means you may change the amount of planned payments and the time between payments. No payments will be accepted after the policy anniversary following the insured’s attained age 121 except as required to keep the policy in force.

We will send you a reminder notice if you pay annually, semi-annually or quarterly. You may also make a monthly-automatic payment. Payments are payable to us.

Allocation of Premium Payments

We will invest the net premium payments in the fixed account and the sub-accounts you select. You may change the allocation percentages at any time by written request. Any change will be effective when we receive it in good order. You must specify your allocations in whole percents from 0% to 100%. The total allocation must equal 100%. We will establish a limit on the maximum number of sub-accounts to which you may allocate net premium payments.

All net premium payments not requiring underwriting will be allocated to the sub-accounts and fixed account as of the date payments are received by us. Net premium payments requiring underwriting will be allocated to the sub-accounts and fixed account as of the date underwriting approval is received and all outstanding requirements have been completed.

We reserve the right to allocate premium payments to the fixed account during the Right to Examine Your Policy period. Transfer of premiums from the fixed account at the end of the Right To Examine Your Policy period will not be considered one of your free transfers and will not be subject to the fixed account transfer restrictions described in the Transfer and Transfer Fee provision.

Grace Period

Except as provided in the Safety Net Premium provision below, if on any monthly activity day the net surrender value is less than the monthly deduction for the current policy month, you will be given a grace period of 61 days. This policy will be in force during the grace period. If you do not make sufficient payment by the end of the grace period, the policy will lapse. If the insured dies during the grace period, we will deduct any due and unpaid monthly deductions and policy debt owed from the death benefit.

We will send a written notice to the most recent address we have for you at least 61 days prior to the day coverage lapses.

NYLU727	Page 11

Safety Net Premium

During the safety net period, monthly safety net premiums, as shown on the Policy Data pages, accrue for each month the policy is in force. If total payments, less partial withdrawals and policy debt, are greater than or equal to the sum of monthly safety net premiums on or before the safety net premium guarantee expiry date shown on the Policy Data pages, then the policy is guaranteed to stay in force even if the net surrender value becomes insufficient to cover monthly deductions.

If at any time the total payments, less partial withdrawals and policy debt, are less than the sum of the monthly safety net premium times the number of months elapsed, this provision will not be in effect. Once it is not in effect the policy will continue in force so long as its net surrender value is sufficient to pay the monthly deductions and for any corresponding grace period.

If the safety net premium provision is not in effect, it can be reinstated at any time before the safety net premium guarantee expiry date shown on Policy Data pages. In order to reinstate, sufficient premium payments are required such that (1) exceeds (2), where:

1)	Total premium payments received, less partial withdrawals and policy debt.

2)	Sum of monthly safety net premiums.

Increases, decreases, partial withdrawals, death benefit option changes, and additions or deletions of riders, may affect the monthly safety net premiums.

Reinstatement

If this policy terminates prior to the death of the insured and if this policy has not been surrendered, this policy may be reinstated provided you:

1)	Make your request within five years of the date the policy entered the grace period;

2)	Give us the proof we require that the insured is still insurable in the same payment class that the policy was issued;

3)	Pay or ask us to reinstate any policy debt as described in the Loan Interest provision; and

4)	Make a payment sufficient to cover the lesser of (a) or (b), where
a)	The unpaid monthly deductions for the grace period, plus the amount needed to keep the policy in force for three policy months from the date of reinstatement.
b)

If applicable, the amount needed to reinstate the benefit provided by the Safety Net Premium provision, plus the amount needed to keep the Safety Net Premium provision in force for three policy months from the date of reinstatement. This condition is only applicable if the policy reinstates before the safety net premium guarantee expiry date shown on the Policy Data pages.

The Safety Net Premium provision will apply upon reinstatement if cumulative premiums received exceed the safety net premium times the number of months that coverage has been in force, plus three additional safety net premiums.

The policy value on the reinstatement date will reflect the policy value at the time of termination and payments applied at the time of reinstatement. The policy debt on the reinstatement date will equal the policy debt at the time of termination. Surrender charges will continue to be based on the original policy date.

NYLU727	Page 12

The effective date of reinstatement will be the date we approve the request for reinstatement. When this policy is reinstated, new two-year contestable and suicide and self-destruction periods will apply as of the effective date of the reinstatement. The contestable period will apply with respect to statements made in the application for reinstatement, unless the original contestable period has not yet expired. Please refer to the Incontestability and Suicide and Self Destruction provisions of this policy.

Account Provisions

Separate Account

The separate account is a segregated investment account to which we allocate assets contributed under this and certain other life insurance policies. We will have exclusive and absolute ownership and control of the assets of our separate account. The assets of the separate account will be available to cover the liabilities of our general account only to the extent those assets exceed the liabilities of that separate account arising under the variable life policies supported by that separate account.

The assets of the separate account will be valued at least as often as any policy benefits vary, but at least monthly. Our determination of the value of the accumulation unit by the method described in this policy will be conclusive.

Fixed Account

At any time while this policy is in force, you may allocate premiums, or transfer from an existing sub-account, to the fixed account. The fixed account will earn interest at the current rate declared by us, on the monthly deduction day. The rates we declare are effective annual interest rates. This means we credit interest at a rate which compounds over one year to the interest rate we declare. The minimum guaranteed monthly interest rate used to compute policy values in the fixed account is shown on the Policy Data pages. Compounded monthly, this is the same as the minimum guaranteed annual interest rate shown on the Policy Data pages. We may use an interest rate greater than the minimum guaranteed interest rate, but are not obligated to do so.

Transfer and Transfer Fees

You may transfer amounts between sub-accounts and/or the fixed account. We reserve the right to impose a $10 transfer fee on the second and subsequent transfers within a calendar month, to require a minimum transfer amount as shown on the Policy Data pages, and to limit the number of transfers in any policy year. Additional restrictions apply to transfers from/to the fixed account as discussed below.

This policy is not designed to serve as a vehicle for frequent transfers. If you execute frequent transfers, we reserve the right to restrict your transfer privileges in accordance with federal securities laws. Such restrictions will be applied in a manner reasonably designed to prevent any use of the transfer right which is considered by us to be to the disadvantage of other policy owners.

At any time, without notice, we may suspend, modify or terminate your privilege to make transfers via telephone, facsimile, overnight delivery or via other electronic or automated means. In addition, we reserve the right to refuse any transfer request if, in our sole discretion:

•

We believe that a specific transfer request or group of transfer requests may have a detrimental effect on unit values or the share prices of the underlying portfolios or would be to the disadvantage of other policy owners; or

•

We are informed by one or more of the underlying portfolios that the purchase of shares is to be restricted because of frequent trading or a specific transfer request or group of transfer requests are deemed to have a detrimental effect on share prices of the affected underlying portfolios.

NYLU727	Page 13

We may revise these restrictions at any time as necessary to protect the interests of policy owners or to comply with regulatory requirements in accordance with federal securities laws.

Transfers from the fixed account to the sub-accounts may only be made during the 60 day period beginning on the issue date or the policy anniversary. Transfer requests received at any other time will not be processed.

Separate Account Modifications

We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the portfolio shares underlying the sub-accounts of the separate account. We will not substitute any share attributable to your interest in a sub-account without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940, and the Nebraska Director of Insurance. The approval process is on file with the insurance commissioner of the state where the application is signed.

We reserve the right to establish additional sub-accounts of the separate account, each of which would invest in shares of another portfolio. You may then instruct us to allocate premium payments or transfers to such sub-accounts, subject to any terms set by us or the portfolio. We also reserve the right, subject to applicable state laws, to discontinue accepting premium payments and/or discontinue permitting transfers into sub-accounts of the separate account after providing notice to you.

If we deem it to be in the best interests of persons having voting rights under the policies, the separate account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under such Act in the event such registration is no longer required.

Policy Value

On the issue date or, if later, the date the first premium is received, the policy value is the net premium less the monthly deduction for the first policy month.

On any other day, the policy value is the sum of the values in each sub-account, plus the value of the fixed account and the loan account. The minimum policy value is zero.

On each valuation date, the value in a sub-account is:

1)   The value of the sub-account on the preceding valuation date, multiplied by the net investment factor for the sub-account for the current valuation period; plus

2)	Any net premium received and allocated to the sub-account during the current valuation period; plus

3)	Any policy value transferred to the sub-account during the current valuation period; minus

4)	Any policy value transferred from the sub-account during the current valuation period; minus

5)	Any partial withdrawals from the sub-account during the current valuation period; minus

6)   The portion of any monthly deduction allocated to the sub-account during the current valuation period for the policy month following the monthly deduction day.

The value in the fixed account equals:

1)	Any net premiums allocated to it; plus

2)	Any policy value transferred to it from the sub-accounts; plus

NYLU727	Page 14

3)	Interest credited to it; minus

4)	Any policy value transferred out of it; minus

5)	Any partial withdrawals taken from it; minus

6)	Any monthly deduction charge taken from it.

The value in the loan account equals:

1)	Any policy value transferred from the fixed account or sub-accounts; minus

2)	Any policy value transferred to the fixed account or sub-accounts; plus

3)	Interest adjustments.

All policy values are not less than the minimum values and benefits required by applicable law. Detailed explanations of methods of calculation are on file with appropriate regulatory authorities.

Net Investment Factor

The net investment factor measures investment performance of a sub-account during a valuation period. The net investment factor is (1) divided by (2) where:

1)	Is the net result of:
a)	The net asset value per share of the portfolio held in the sub-account at the end of the current valuation period; plus
b)	The per share amount of any dividend or capital gain distribution made by the portfolio during the current valuation period; plus or minus
c)

A per share credit or charge with respect to any taxes which we paid or for which we reserved during the valuation period which are determined by us to be attributable to the operation of the sub-account (no federal income taxes are applicable under present law).

2)   Is the net asset value per share of the portfolio held in the sub-account at the end of the previous valuation period.

Premium Expense Charge

Upon receipt of each payment and before allocation of the payment to the sub-accounts or fixed account, we will deduct a premium expense charge. This charge is a percentage of the premium received. We may change the premium expense charge for any reason at any time, but it will not exceed the maximum premium expense charge shown on the Policy Data pages.

Monthly Deductions

The monthly deduction is the sum of:

1)   A monthly policy fee, not to exceed the maximum monthly policy fee shown on the Policy Data pages;

2)	The monthly administrative expense charge;

3)   The mortality and expense risk charge, not to exceed the maximum mortality and expense risk charge shown on the Policy Data pages;

NYLU727	Page 15

4)   The monthly cost of insurance for the policy, not to exceed the guaranteed maximum monthly cost of insurance shown in the Policy Data pages; and

5)	The monthly cost of any riders attached to the policy.

The monthly deduction is zero on and following the policy anniversary following the insured’s attained age 121.

Administrative Expense Charge

The monthly administrative expense charge information is shown on the Policy Data pages and varies based on the face amount and policy duration. The tier 1 monthly administrative expense charge is multiplied by the first $100,000 of initial face amount, divided by 1000. If the initial face amount is greater than $100,000, the tier 2 monthly administrative expense charge is multiplied by the initial face amount in excess of $100,000, divided by 1000.

A monthly administrative expense charge will also be assessed for each increase in face amount for the first 10 policy years following the effective date of each increase. The applicable charge is equal to the amount of increase multiplied by the tier 2 monthly administrative expense charge shown in the Policy Data pages, divided by 1000. The applicable charge will be stated on the endorsement sent to you if your policy’s face amount is increased.

Mortality and Expense Risk Charge

The monthly mortality and expense risk charge is equal to the current annual mortality and expense risk rate, divided by 12, times the total value in the sub-account on the monthly activity day. We may change the mortality and expense risk charge for any reason at any time, but it will not exceed the maximum Mortality and Expense Risk Charge shown on the Policy Data pages.

Cost of Insurance

The cost of insurance is determined as follows:

1)	Divide the death benefit as of the prior monthly activity day by 1.0032737.

2)	Subtract the policy value as of that prior monthly activity day.

3)	Multiply the result by the current cost of insurance rate divided by 1000.

The cost of insurance rate is based on multiple factors, including, but not limited to, the insured’s sex, issue age, policy year, payment class and face amount. We may change the cost of insurance rates for any reason at any time, but they will never be more than the guaranteed maximum rates shown on the Policy Data pages.

The cost of insurance charge is zero on and following the policy anniversary following the insured’s attained age 121.

NYLU727	Page 16

Surrender Value

The net surrender value of this policy is the amount we will pay you if you ask us to terminate this policy. It is equal to the policy value less the surrender charge less any policy debt. If the surrender charge is greater than the policy value, the surrender value is zero.

Surrender Charge

The maximum surrender charges we will assess, based on the face amount at issue, are shown on the Policy Data pages. An additional surrender charge will apply to an elective increase in face amount. From the effective date of the increase, the new additional surrender charge will continue for 10 years. The additional surrender charge on an increase is calculated as follows:

1)	The surrender charge factor; multiplied by

2)	The increase in face amount divided by 1,000; multiplied by

3)	The surrender charge percentage.

The surrender charge factor and surrender charge percentage, shown in the tables on the Policy Data pages, vary by sex, increase payment class and increase age.

Continuation of Coverage

If you stop making payments, this policy and any riders will remain in effect as long as the net surrender value covers the monthly deductions or the policy is still in force as defined in the Safety Net Premium provision. This provision does not continue any riders beyond their scheduled termination dates.

Partial Withdrawal

You may request a partial withdrawal of your net surrender value by writing to us. Your partial withdrawal will be effective on the next valuation date. You may specify how much of your partial withdrawal you wish to be taken from each sub-account or from the fixed account. However, you may not withdraw from the fixed account more than the total withdrawal times the ratio of the fixed account to your total policy value immediately prior to the withdrawal. The partial withdrawal service fee, as shown on the Policy Data pages, may be deducted from the sub-accounts and fixed accounts in the same proportion as the partial withdrawal.

The policy value will be reduced by the amount of any partial withdrawal and the partial withdrawal service fee. Any policy with Death Benefit Option 1 will also have a reduction in the face amount. Partial withdrawals will first be applied to the most recent increase in face amount successively and finally to the initial face amount. The minimum partial withdrawal amount is shown on the Policy Data pages.

A partial withdrawal will not be processed if one or both of the following conditions apply:

1)	The partial withdrawal reduces the net surrender value to less than an amount that would cover the most recent total monthly deduction times 3; or

2)	The partial withdrawal reduces the face amount below {$25,000}.

Age 121 Rules

As long as the net surrender value remains positive and the insured is living on the policy anniversary after the insured’s attained age 121, all of the following will apply:

1)	The cost of insurance is waived;

NYLU727	Page 17

2)	The policy fee is waived;

3)	The monthly administrative expense charge is waived;

4)	The annual mortality and expense risk charge is waived;

5)	All riders still attached to the policy will be canceled, except any accelerated death benefit riders; and

6)	Loan interest will continue to accrue on any outstanding policy debt.

Basis of Values

Minimum surrender values and guaranteed cost of insurance rates are based on the 2001 CSO Mortality Table, age last birthday, male or female, smoker or nonsmoker, as applicable. For issue ages 0 to 17 only, minimum surrender values and guaranteed cost of insurance rates are based on the 2001 CSO Smoker Composite Mortality Table, age last birthday, male or female, as applicable through attained age 17 and the 2001 CSO Smoker Mortality Table, age last birthday, male or female, as applicable for attained ages 18 and older. The minimums are not less than those required by the state in which the policy was delivered. The surrender value at all times reflects the payments that you have made, the time elapsed in the policy year, and the investment experience.

Loans

You may have a loan if you assign this policy to us as sole security. Policy debt on this policy has priority over the claims of any other person. Policy loans remain available after attained age 121.

The minimum loan amount that can be taken is shown on the Policy Data pages.

The maximum loan that can be taken at any time must comply with the following conditions:

1)	The total policy debt after the loan is taken can not exceed 90% of the surrender value; and

2)	The net surrender value after the loan is taken must be sufficient to cover the most recent total monthly deduction times 3.

When a policy loan is made, a portion of the policy value sufficient to secure the loan will be transferred to the loan account from the fixed account and sub-accounts. This transfer will reduce the policy value in the fixed account and sub-accounts. Any loan interest that is due and unpaid will also be transferred. All loan amounts will be transferred from the sub-accounts and the fixed account to the loan account in the same allocation percentages as specified for premium payments. However, we will not withdraw loan amounts from the fixed account equaling more than the total loan multiplied by the ratio of the fixed account to your total account value immediately prior to the loan. If this is the case, the transfers from the sub-accounts will be increased proportionately based on the premium payment allocation percentages without the fixed account. Amounts transferred to the loan account will no longer be affected by the investment experience of the separate account and will instead accrue interest at the annual loan credited rate as shown on the Policy Data pages.

Policy loans reduce the amount available upon surrender of the policy and the amount available upon the death of the insured. If your policy debt exceeds the surrender value, this policy will terminate as provided in the Grace Period provision.

Loan Interest

NYLU727	Page 18

An amount equal to your policy value less all premiums paid may be taken as a preferred loan. The annual loan interest rate charged for preferred loans is shown on the Policy Data pages. A standard loan is the amount that may be borrowed from the remaining net surrender value. The annual loan interest rate for standard loans is shown on the Policy Data pages. Beginning in policy year 11, all new and existing loans will be charged the interest rate for preferred loans.

Interest on policy loans accrues daily and is due at the end of each policy year. Any interest not paid when due becomes part of the policy loan and will bear interest at the rates described in this provision. The amount of the policy value equal to the policy loan will be credited interest at the annual rate shown on the Policy Data pages, regardless of the rate credited to the unloaned policy value in the fixed account.

Loan Repayment

As long as the policy remains in force, the policy debt may be repaid in whole or in part without penalty at any time while the insured is living. Payments must be designated as a loan repayment in order to be applied to the policy debt. Loan repayments will be returned to the separate account. If you do not repay the policy debt, we will deduct the policy debt from the amounts we pay pursuant to the terms of this policy.

If your loan and loan interest exceed the surrender value, this policy will stop as provided in the Grace Period provision.

Other Terms of Your Policy

Our Contract With You

This policy, including the signed application, any supplemental applications, any endorsement and riders is your entire contract with us. We issued it based upon your application and the payment made by you. A copy of the application is included. Any supplemental application will also be attached to and made a part of the contract.

We will not use any statements, except those made in the application and any supplemental application, to challenge any claim or to void any liability under this policy. The statements made in the application will be treated as representations and not as warranties.

Only our officers have authority to change this policy. No agent may do this. Any change must be written.

When Protection Starts

The issue date is the date when this policy becomes effective if the insured is then living, all underwriting requirements have been completed, and the minimum initial payment has been made.

Termination

This policy will terminate upon the earliest of the following events:

1)	Surrender of the policy; or

2)	End of the grace period; or

3)	Death of the insured.

Misstatement of Age or Sex

NYLU727	Page 19

If the insured’s age or sex shown on the application has been misstated, we will adjust the death benefit to the amount that the most recent cost of insurance charge made would have purchased at the correct age and sex.

Incontestability

We will not contest this policy after it has been in force during the lifetime of the insured for two years from the issue date unless one of the following exceptions occurs:

1)   Any increase in face amount. This contestable period with respect to the increase amount will be measured during the lifetime of the insured for two years from the effective date of the increase.

2)   Reinstatement of this policy or any riders. This contestable period will be measured during the lifetime of the insured for two years from the reinstatement date.

3)   An attached or subsequently issued rider has a separate incontestability provision. This contestable period will be measured in accordance with the incontestability provision provided in the rider.

4)   Any term conversion: This contestable period will be measured during the lifetime of the insured for two years from the issue date of the original term insurance policy.

If the policy is rescinded under this provision:

1)   We will only pay an amount equal to the policy value less any policy debt and partial withdrawals; and

2)	The policy will terminate.

We may contest this policy at any time for the failure to make sufficient payments to cover the monthly deductions required to keep this policy and its riders in force.

Suicide

If the insured dies by suicide within two years from the issue date of the policy:

1)   We will only pay an amount equal to the policy value less any policy debt and partial withdrawals; and

2)	The policy will terminate.

If the insured dies by suicide within two years of the effective date of any increase in face amount, our liability with respect to the increase will be limited to the cost of insurance for the increase.

If this policy is issued as a result of a term conversion, the suicide period is measured from the issue date of the original term insurance policy.

Annual Report

Each year we will send you an annual report following the policy anniversary. Each report will provide information on various transactions that took place during the policy year just completed, as well as information on the current status of the policy. This information will include items such as:

1)	The policy value as of the end of the current and prior year.

2)	Payments and withdrawals made during the year.

3)	The monthly deductions and expense charges made during the year.

NYLU727	Page 20

4)	Investment experience of the sub-accounts and fixed account during the year.

5)	The current death benefit.

6)	The current surrender value.

7)	The amount of policy debt.

8)	Such additional information as required by applicable law or regulation.

You may request an additional report at any time during the policy year. We may charge you for this extra report, not to exceed $25. We will inform you of the current charge before sending the report.

Conformity With State Law

This policy is subject to the laws of the state where the application was signed. If any part of the policy does not comply with the law, we will consider that part of the policy modified to comply with applicable state law.

Nonparticipating

This policy does not share in our profits, surplus earnings and does not pay dividends.

Compliance With Federal Laws

The two requirements below are intended to maintain the status of this policy as life insurance under the current Internal Revenue Code:

First, the amount of payments that you may pay is limited by law. We will conduct a test no less frequently than annually, and return any excess payments.

Second, the death benefit payable may not be less that the applicable percentage of your policy value. This percentage is based on the attained age as shown in the following table:

Attained Age	Applicable Percentage	Attained Age	Applicable Percentage
0 to 40	250	61	128
41	243	62	126
42	236	63	124
43	229	64	122
44	222	65	120
45	215	66	119
46	209	67	118
47	203	68	117
48	197	69	116
49	191	70	115
50	185	71	113
51	178	72	111
52	171	73	109
53	164	74	107
54	157	75 to 90	105
55	150	91	104
56	146	92	103
57	142	93	102

NYLU727	Page 21

58	138	94 to 99	101
59	134	100 and above	100
60	130

We will conduct a test monthly and increase the death benefit, subject to our then current underwriting limits, to be equal to the applicable percentage of your policy value, if necessary. If we cannot increase the death benefit due to underwriting limits, we will return that amount of payments necessary so that the death benefit will be equal to the applicable percentage of your policy value after returning the amount.

If it is necessary for us to return payments to you under the preceding paragraph, we will return it within 60 days of the end of the policy year in which it was paid.

We reserve the right to amend the policy to comply with:

1)	Requirements of the Internal Revenue Code;

2)	Any regulations or rulings issued under the Internal Revenue Code; and

3)	Any other requirements imposed by the Internal Revenue Service.

We will give you a copy of any such amendment.

Settlement

The death benefit, less any outstanding policy debt, or the net surrender value in the event you withdraw it, will be paid in one sum or applied to any settlement option we then provide. When we pay the proceeds, we may ask that this policy be returned to us. No surrenders or partial withdrawals are permitted after payments under a settlement option have started.

Settlement options will include:

1)	We will pay a selected monthly income until the proceeds, with interest, are exhausted.

2)

We will pay a monthly income, based upon the amount of proceeds, interest rate and the age and sex of the person or persons receiving the funds, for a selected period or the lifetime of the person or persons to whom the funds are being paid. This option shall not be available to a non-natural entity.

We guarantee that the rate of interest will not be less than 2%. We may pay interest in excess of the guaranteed rate. We will issue a supplementary contract setting forth the benefits to be paid and the rights of the beneficiary. Each election must include at least $5,000 of policy proceeds and must result in installment payments of not less than $50.

The following tables contain the guaranteed monthly payment per $1,000 of policy proceeds applied, which were calculated using the Annuity 2000 Mortality Tables and an annualized effective interest rate of 2%. For ages, guaranteed payment periods, combinations of sex, payment frequencies and annualized effective interest rates not shown in these examples, payment factors will be calculated on a basis consistent with the factors shown. The adjusted age of the beneficiary is used to determine the appropriate monthly payment factor to apply for the selected settlement option. The adjusted age is the actual age of the beneficiary(ies) on the settlement date, subtracted by two, reduced by one year for each six full calendar years between January 1, 2000 and the settlement date.

NYLU727	Page 22

Life Income with Guaranteed Payment Period:

	Monthly Installment

Beneficiary’s	10 Year Certain		15 Year Certain		20 Year Certain
Adjusted Age	Male	Female	Male	Female	Male	Female
55	$3.86	$3.58	$3.80	$3.55	$3.70	$3.49
56	3.95	3.65	3.88	3.62	3.77	3.56
57	4.04	3.73	3.96	3.69	3.84	3.62
58	4.13	3.82	4.04	3.77	3.90	3.69
59	4.23	3.90	4.13	3.85	3.97	3.76
60	4.34	4.00	4.22	3.93	4.04	3.83
61	4.45	4.09	4.31	4.02	4.11	3.90
62	4.56	4.20	4.41	4.11	4.18	3.98
63	4.69	4.31	4.51	4.21	4.25	4.05
64	4.82	4.42	4.61	4.31	4.31	4.13
65	4.95	4.54	4.71	4.41	4.38	4.20
66	5.09	4.67	4.81	4.52	4.45	4.28
67	5.24	4.80	4.92	4.63	4.51	4.35
68	5.39	4.95	5.03	4.74	4.57	4.42
69	5.54	5.10	5.13	4.85	4.62	4.49
70	5.71	5.26	5.24	4.97	4.68	4.56
71	5.87	5.42	5.34	5.09	4.73	4.62
72	6.04	5.60	5.44	5.20	4.77	4.68
73	6.22	5.78	5.54	5.32	4.81	4.74
74	6.39	5.96	5.63	5.43	4.85	4.79
75	6.57	6.16	5.72	5.54	4.88	4.83
76	6.75	6.36	5.80	5.65	4.91	4.87
77	6.93	6.56	5.88	5.75	4.94	4.90
78	7.11	6.77	5.96	5.84	4.96	4.93
79	7.29	6.97	6.02	5.92	4.98	4.95
80	7.46	7.17	6.08	6.00	4.99	4.97
81	7.63	7.37	6.14	6.07	5.00	4.99
82	7.79	7.57	6.18	6.13	5.01	5.00
83	7.95	7.75	6.23	6.18	5.02	5.01
84	8.09	7.93	6.26	6.23	5.03	5.02
85	8.23	8.09	6.29	6.27	5.03	5.03
86	8.35	8.24	6.32	6.30	5.04	5.03
87	8.47	8.37	6.34	6.33	5.04	5.04
88	8.57	8.49	6.36	6.35	5.04	5.04
89	8.67	8.60	6.38	6.37	5.04	5.04
90	8.76	8.70	6.39	6.38	5.04	5.04

NYLU727	Page 23

Guaranteed Payment Period:

No. of Years	Monthly Payment	No. of Years	Monthly Payment
1	$84.09	11	$8.42
2	42.46	12	7.80
3	28.59	13	7.26
4	21.65	14	6.81
5	17.49	15	6.42
6	14.72	16	6.07
7	12.74	17	5.77
8	11.25	18	5.50
9	10.10	19	5.26
10	9.18	20	5.04

Deferment of Payments

We will pay any amounts due under the separate account of this policy within seven days, unless:

1)   The New York Stock Exchange is closed for other than usual weekends or holiday closings, or trading on such exchange is restricted;

2)	An emergency exists as defined by the Securities and Exchange Commission; or

3)	The Securities and Exchange Commission permits delay for the protection of policyholders.

For amounts due under the fixed account, we may defer payment of any net surrender value for up to 6 months and any loan amount, unless it is to pay a premium to us, for up to 6 months.

If we defer the payment of the net surrender value for more than 30 days after receipt of your written request, we will pay interest in accordance with any applicable state laws.

NYLU727	Page 24

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

Allstate Life Insurance Company of New York promises to pay the death benefit upon receipt of due proof of death of the insured, subject to the terms and conditions of this policy. Minimum initial payment is required for this policy to be in force. Premium payments are flexible for life. The flexible premium payments are payable until the insured’s attained age 121, except as required to keep the policy in force beyond the insured’s attained age 121. The method for determining the amount of insurance payable at death is described in the death benefit provision of this policy.

The amount or duration of the death benefit provided by this policy when based on the investment experience of the separate account is variable and not guaranteed as to a fixed dollar amount. The policy value resulting from premiums allocated to the separate account will decrease and increase based on the investment experience of the separate account. This policy does not pay dividends.

VUL0750

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

Primary Insured Term Insurance Rider

General

1.	The “policy” is the policy to which this rider is attached.

2.	This rider is subject to all terms and conditions of the policy, except as provided in this rider.

3.	This rider is made a part of the policy on the policy issue date.

Benefit

We will pay the benefit provided by this rider if we pay the policy death benefit and this rider was in force when the insured died. The benefit amount for this rider is shown on the Policy Data pages.

Beneficiary

We will pay the benefit provided by this rider to the beneficiary for the policy death benefit, unless we have accepted a different beneficiary for this rider.

Cost of Insurance

The cost for this rider is included in the monthly deductions for the policy. The cost of insurance rate is based on the insured’s sex, issue age, policy year, payment class and benefit amount. The rates will be determined by us, but they will never be more than the guaranteed maximum rates shown in the Policy Data pages. The guaranteed maximum cost of insurance rates are based on the 1980 CSO Mortality Table, age last birthday, male or female, smoker or nonsmoker, as applicable.

Decrease in Benefit Amount

At any time after the first policy year, you may request a decrease in benefit amount by writing us. A decrease will take effect on the monthly activity day after the date we approve the request. The benefit amount in effect after any decrease must be at least $25,000.

When This Rider Terminates

This rider will terminate upon the earliest of the following events:

1.	On the policy anniversary following the insured’s 80th birthday; or

2.	When this rider is exchanged as provided; or

3.	On the monthly activity day after you make a written request to terminate; or

4.	When the policy terminates.

NYLU649	Page 1

Exchange For New Policy

Prior to the insured’s 75th birthday, you may exchange this rider for a policy. The exchange will be made on the following conditions:

1.	This rider must be in force when you make the exchange.

2.	The request for exchange must be written.

3.	The new policy selected by you must be a whole life policy, flexible premium adjustable life policy, or flexible premium variable life policy then sold by us.

4.	The death benefit of the new policy will not be greater than the benefit amount of this rider on the date of exchange, but never less than $25,000.

5.	The issue date of the new policy will be the date of exchange.

6.	The premium for the new policy will be based on the insured’s sex, attained age and the payment class applicable to this rider. No new evidence of insurability will be required.

7.	Any riders providing additional benefits in the event of disability or death will be made a part of the new policy only with our consent.

Exchange For Policy Face Amount Increase

In addition, prior to the insured’s 75th birthday, you may exchange this rider to increase the face amount on the base policy. The exchange will be made on the following conditions:

1.	This rider must be in force when you make the exchange.

2.	The request for exchange must be written.

3.	The face amount of the policy will be increased by an amount you choose, but not greater than the benefit provided by this rider.

4.	The increase in face amount will be effective on the date of exchange. The rider will terminate at that time.

5.

The required premium, additional surrender charge and cost of insurance deduction for the increase in face amount will be based on the insured’s sex, attained age and payment class applicable to this rider. No new evidence of insurability will be required.

By:	/s/ Michael J. Velotta	By:	/s/ James E. Hohmann
	Secretary		Chairman of the Board & President

NYLU649	Page 2

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

Additional Insured Term Insurance Rider

General

1.	The “policy” is the policy to which this rider is attached.

2.

Coverage pursuant to this rider begins on the issue date of the policy unless it is issued after the date the policy is issued. In such case, the issue date is stated in the endorsement accompanying this rider.

3.	This rider is subject to all terms and conditions of the policy, except as provided in this rider.

4.	This rider is made a part of the policy on the rider issue date.

5.	For purposes of this rider, the “primary insured” is the insured as defined in the policy.

Benefit

We will pay the benefit provided by this rider when we receive proof that the additional insured died while this rider was in force. The additional insured and the benefit amount for this rider are shown on the Policy Data pages.

Beneficiary

Subject to the terms and conditions of the policy and this rider, the beneficiary will receive any amount payable under this rider when the additional insured dies and we have received due proof of death. The beneficiary is as stated in the application for this rider unless changed.

The two classes of beneficiaries are primary beneficiaries and contingent beneficiaries. Primary and contingent beneficiaries are individually and collectively referred to in this rider as “beneficiaries.” The beneficiaries will receive the benefit amount in the following order:

1.	Primary beneficiary

2.	Contingent beneficiary.

The primary beneficiary is the beneficiary(ies) who is first entitled to receive the benefits under this rider upon the death of the additional insured. In order to receive the benefit amount, the beneficiary must be living on the earlier of:

1.	The day we receive due proof of the additional insured’s death, or

2.	The 15th day past the additional insured’s death.

If the beneficiary does not survive the additional insured in accordance with these requirements, we will pay the benefit amount as if the beneficiary were not living when the additional insured dies. Unless otherwise provided, if none of the named beneficiaries are living when the additional insured dies, any amount payable under this rider will be paid to you, if living, otherwise to your estate.

NYLU730	Page 1

We will pay the benefit amount for this rider to the beneficiaries according to the most recent written instruction we have accepted from you. We will pay the benefit amount for this rider in equal shares to the named beneficiaries in the same class who are to share the funds if we do not receive any written instructions. If there is more than one beneficiary in a class and one of the beneficiaries predeceases the additional insured, the benefit amount will be paid in equal shares to the surviving beneficiaries in that class.

You may change or add beneficiaries during the additional insured’s lifetime by written request in a form satisfactory to us, unless you have designated an irrevocable beneficiary. You must file the request with us. Upon acceptance, the change will take effect on the date you signed the request, subject to any action we have taken before we accepted the change.

If you name one or more irrevocable beneficiaries, no change in the beneficiaries and no changes which affect benefits payable under this rider may be made without their consent. Inadvertent acceptance by us of beneficiary changes not consented to by the irrevocable beneficiaries shall not change the irrevocable beneficiaries.

No beneficiary has any rights in this rider until the additional insured dies.

Cost of Insurance

The cost for this rider is included in the monthly deductions for the policy. The cost of insurance rate is based on the additional insured’s sex, issue age, policy year, payment class and benefit amount. The rates will be determined by us, but they will never be more than the guaranteed maximum rates shown in the Policy Data pages. The guaranteed maximum cost of insurance rates are based on the 1980 CSO Mortality Table, age last birthday, male or female, smoker or nonsmoker, as applicable.

Change of Benefit Amount

At any time after the first policy year, you may request either of the following changes by writing us. The change will take effect on the monthly activity day after the date we approve the request:

1.

Increasing the benefit amount. You must submit a new application for an increase in benefit amount. We will require due proof that the additional insured is still insurable. An increase will take effect on the monthly activity day after the date we approve the increase. We reserve the right to limit the amount of any increases made under this rider. An increase is not allowed after the maximum issue age. The face amount may not be increased more than once in any 12 month period.

2.

Decreasing the benefit amount. A decrease will take effect on the monthly activity day after the date we approve the request. A decrease in benefit amount will first be applied against the most recent increase successively, and finally to the initial benefit amount. The benefit amount in effect after any decrease must be at least $50,000.

Exchange For New Policy

Prior to the additional insured’s 75th birthday, you may exchange this rider for a policy insuring the life of the additional insured. The exchange will be made on the following conditions:

1.	This rider must be in force when you make the exchange.

2.	The request for exchange must be written.

3.	The new policy selected by you must be a whole life policy, flexible premium adjustable life policy, or flexible premium variable life policy then sold by us.

4.	The death benefit of the new policy will not be greater than the benefit amount of this rider on the date of exchange, but never less than $50,000.

5.	The issue date of the new policy will be the date of exchange.

6.	The premium for the new policy will be based on the additional insured’s sex, attained age and the payment class applicable to this rider. No new evidence of insurability will be required.

7.	Any riders providing additional benefits in the event of disability or death will be made a part of the new policy only with our consent.

NYLU730	Page 2

Death of Primary Insured

The additional insured has the right to purchase a new policy insuring the life of the additional insured if the policy terminates due to the death of the primary insured. This will be allowed during the 60 day period after the primary insured’s date of death regardless of the age of the additional insured. The new policy will be issued based on the following conditions:

1.	The request for the new policy must be written.

2.	The new policy selected by the additional insured must be a whole life policy, flexible premium adjustable life policy, or flexible premium variable life policy then sold by us.

3.	The death benefit of the new policy will not be greater than the benefit amount of this rider on the primary insured’s date of death, but never less than $50,000.

4.	The issue date of the new policy will be the date the additional insured signed the application for the new policy.

5.	The premium for the new policy will be based on the additional insured’s sex, attained age and the payment class applicable to this rider. No new evidence of insurability will be required.

6.	Any riders providing additional benefits in the event of disability or death will be made a part of the new policy only with our consent.

After the death of the primary insured, coverage under this rider will continue until the earlier of the 60 day period after the primary insured’s date of death or the date the additional insured signed the application for the new policy.

When This Rider Terminates

This rider will terminate upon the earliest of the following events, except as provided in the Death of Primary Insured provision:

1.	On the policy anniversary following the additional insured’s 80th birthday; or

2.	On the policy anniversary following the primary insured’s 99th birthday; or

3.	When this rider is exchanged as provided; or

4.	On the monthly activity day after you make a written request to terminate; or

5.	When the policy terminates.

Reinstatement

If this rider terminates prior to the death of the additional insured, this rider may be reinstated provided you:

1.	Meet the requirements of the Reinstatement provision in the policy; and

2.	Give us the proof we require that the additional insured is still insurable in the same payment class that this rider was issued.

The effective date of reinstatement will be the date we approve the request for reinstatement. When this rider is reinstated, a new two year contestable period will apply with respect to statements made in the application for reinstatement. The contestable period is explained in the Incontestability provision of this rider.

Misstatement of Age or Sex

If the additional insured’s age or sex shown on the application has been misstated, we will adjust the benefit amount to the amount which the most recent cost of insurance charge made would have purchased at the correct age and sex.

Incontestability

NYLU730	Page 3

We will not contest this rider after it has been in force during the lifetime of the additional insured for two years from the issue date unless one of the following exceptions occurs:

1.

Any increase in benefit amount: This contestable period with respect to the increase amount will be measured during the lifetime of the additional insured for two years from the effective date of the increase.

2.	Reinstatement of this rider: This contestable period will be measured during the lifetime of the insured for two years from the reinstatement date.

We may contest this rider at any time for the failure to make sufficient payments to cover the monthly deductions required to keep the policy and this rider in force.

Suicide

If the additional insured dies by suicide within two years from the issue date of the rider:

1.	We will only pay an amount equal to the cost of insurance paid for this rider; and

2.	The rider will terminate.

If the additional insured dies by suicide within two years of the effective date of any increase in benefit amount, our liability with respect to the increase will be limited to the cost of insurance for the increase.

By:	/s/ Michael J. Velotta	By:	/s/ James E. Hohmann
	Secretary		Chairman of the Board & President

NYLU730	Page 4

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

Coverage Guarantee Rider

General

1.	The “policy” is the policy to which this rider is attached.
2.

This rider is issued with the policy to which it is attached, and coverage begins as of the policy issue date shown on the Policy Data pages. Coverage provided by this rider is not effective unless the policy is in force.

3.	This rider is subject to all terms and conditions of the policy, except as provided in this rider.

Benefit

This rider provides that the policy will not lapse, even if the net surrender value is not sufficient to cover monthly deductions, provided the conditions of the rider are met. This rider provides two coverage periods; Lifetime Coverage and Extended Coverage. The policy will remain in force during the Lifetime Coverage period until the Lifetime Coverage expiry date shown on the Policy Data pages provided the Lifetime Coverage premium test and the rider conditions are met. The policy will remain in force during the Extended Coverage period until the Extended Coverage expiry date shown on the Policy Data pages provided the Extended Coverage premium test and other rider conditions are met. If the premium requirement for Lifetime Coverage is not met, Extended Coverage can still be in effect if its premium test requirement has been met.

Rider Charge

The monthly charge for this rider is shown on the Policy Data pages. It will be deducted from the policy value on each monthly activity day while this rider is in force. The cost for this rider will be deducted from the policy value until this rider is terminated pursuant to the terms of the When This Rider Terminates provision of this rider.

Lifetime Coverage Premium Test

The Lifetime Coverage premium test is met if the sum of the total payments, less partial withdrawals and policy debt, are greater than or equal to the monthly Lifetime Coverage premiums shown on the Policy Data pages times the number of months this rider has been in force.

The Lifetime Coverage premium test will be performed on each monthly activity day until the earlier of the following:

(1)	The monthly activity day after the Lifetime Coverage premium test is not met for 18 consecutive monthly activity days.

(2)	The Lifetime Coverage expiry date shown on the Policy Data pages.

If at any time the Lifetime Coverage premium test is not met on a monthly activity day, Lifetime Coverage will not be in effect until the next monthly activity day provided the premium test is met at that time. If the Lifetime Coverage premium test is not met for 18 consecutive monthly activity days, Lifetime Coverage will permanently expire. Two months prior to the monthly activity day that Lifetime Coverage will expire pursuant to this provision, a written notice with the premium payment amount needed to satisfy any Lifetime Coverage premium shortfall will be sent to the most recent address we have for you. If sufficient payment is not received prior to

NYL0738	Page 1

the end of this two-month period, Lifetime Coverage will no longer be in effect. Once Lifetime Coverage is not in effect, it cannot be reinstated.

Extended Coverage Premium Test

The Extended Coverage premium test is met if the sum of the total payments, less partial withdrawals and policy debt, are greater than or equal to the monthly Extended Coverage premiums shown on the Policy Data pages times the number of months this extended coverage has been in force.

The Extended Coverage premium test will be performed on each monthly activity day until the earlier of the following:

(1)	The monthly activity day after the Extended Coverage premium test is not met for 18 consecutive monthly activity days.

(2)	The Extended Coverage expiry date shown on the Policy Data pages.

If at any time the Extended Coverage premium test is not met on a monthly activity day, Extended Coverage will not be in effect until the next monthly activity day provided the premium test is met at that time. If the Extended Coverage premium test is not met for 18 consecutive monthly activity days, Extended Coverage will permanently expire. Two months prior to the monthly activity day that Extended Coverage will expire pursuant to this provision, a written notice with the premium payment amount needed to satisfy any shortfall will be sent to the most recent address we have for you. If sufficient payment is not received prior to the end of this two-month period, Extended Coverage will no longer be in effect and this rider will terminate.

If this rider is not in effect when the policy lapses and the policy is reinstated, this rider can not be reinstated at that time.

If this rider terminates, the policy will not lapse if the net surrender value is sufficient to cover monthly deductions.

Effects of an Accelerated Death Benefit Value

If an accelerated death benefit claim is paid in accordance with the terms of an attached accelerated death benefit rider, the policy’s death benefit and policy value are reduced proportionally. Therefore, premium requirements under this rider will also be proportionally reduced after any accelerated death benefit claim is paid.

  Premium Requirements upon Policy Changes

Decreases, partial withdrawals, and other permitted additions or deletions of benefits or riders may affect the monthly Extended Coverage and Lifetime Coverage premiums. If a policy change affects the monthly Extended Coverage and Lifetime Coverage premiums, a written notice will be sent to the most recent address we have for you informing you of these new premiums.

NYL0738	Page 2

Conditions of this Rider

1.	Policy investment rules or restrictions may be required at issue; these requirements will not change for this policy after the issue date.

2.	Lifetime Coverage is not available if riders providing term insurance, other than children’s term insurance, are attached to the policy.

3.	Coverage provided by term insurance riders attached to the policy as of the issue date, can not, in aggregate, exceed coverage on the policy times three.

4.	Riders providing the option to increase the face amount after the policy issue date without proof of insurability can not be attached to the policy.

When This Rider Terminates

This rider will terminate upon the earliest of the following:

1.	The latest of the coverage expiry dates provided by this rider as shown on the Policy Data pages; or

2.	Upon expiration of the Lifetime Coverage and Extended Coverage pursuant to the Lifetime Coverage Premium test and Extended Coverage Premium test provisions; or

3.	The date the policy terminates; or

4.	Upon your written request to terminate this rider; or

5.	Violation of investment rules and restriction requirements provided to you at the time of policy issue as a condition of this rider’s issuance; or

6.	An elective face amount increase to the policy; or

7.	A rider providing term insurance is attached after issue, other than children’s term insurance; or

8.	A death benefit option change to the policy.

By:	/s/ Michael J. Velotta	By:	/s/ James E. Hohmann
	Secretary		Chairman of the Board & President

NYL0738	Page 3